Filed Pursuant To Rule 433, Registration No. 333-124310<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />
$1,000,000,000CATERPILLAR FINANCIAL SERVICES CORPORATION
PowerNotes®
Unsecured Medium-Term Notes
For the Period: 2/21/2006 to 2/27/2006
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Coupon	Interest	Maturity	Callable	Survivor's Option	Price[1]	Yield[2]	Moody's	S&P	CUSIP
4.800%	Quarterly(††)	3/15/08	NO	YES§	100.00	4.828%	A2	A	14911QV81
5.100%	Semi-Annual(†††)	3/15/11	3/15/08(‡)	YES§	100.00	5.099%	A2	A	14911QV99
5.250%	Quarterly(††)	3/15/13	3/15/08(‡)	YES§	100.00	5.284%	A2	A	14911QW23
5.500%	Quarterly(††)	3/15/16	3/15/08(‡)	YES§	100.00	5.537%	A2	A	14911QW31
Settlement Date - Thursday, March 02, 2006
Pricing Supplement as of Monday, February 27, 2006
(††)First Payment date 6/15/2006
(†††)First Payment date 9/15/2006
§ The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

(‡) Callable at 100% beginning on the call date above and quarterly thereafter with 30 days notice.
1Prices are quoted as a percentage of par.
2Yields are quoted on a semi-annual bond equivalent yield basis.
Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.
LaSalle Direct Access Notes are sold only by the prospectus or offering circular and related supplement of the individual issuer. To view a prospectus or offering circular, please click the related link(s) above. An investor should read the prospectus or offering circular and related supplement carefully before investing or sending money. This is neither an offer to sell nor the solicitation of an offer to buy any financial instrument.
All offerings are subject to prior sale.
How to invest in Cat PowerNotes®
Click here to view the current prospectus.
Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.